UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 21, 2025

MediaCo Holding Inc. (Exact Name of Registrant as Specified in Its Charter)

001-39029
(Commission File Number)

Indiana	84-2427771
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

48 West 25th Street, Third Floor
New York, New York 10010
(Address of principal executive offices, including zip code)

(212) 447-1000
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	MDIA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2025, MediaCo Holding Inc. (the “Company”) entered into an employment agreement with Albert Rodriguez, setting forth the terms and conditions of his service as the Company’s President and Chief Executive Officer. Pursuant to his employment agreement Mr. Rodriguez’s annual base salary has been increased from $700,000 to $850,000, with further increases to $900,000 on September 1, 2026, and $950,000 on September 1, 2027. The employment agreement provides that Mr. Rodriguez may be eligible to receive a discretionary cash bonus of up to 60^ of his annual base salary. In addition, Mr. Rodrigues is entitled to severance equal to six months of base salary in the event he terminates his employment for good reason or his employment is terminated by the Company without cause or due to his disability, subject to Mr. Rodriguez's execution, delivery, and non-revocation of a release of claims in favor of the Company. The employment agreement further provides that Mr. Rodriguez will be subject to a non-competition covenant for six months after his termination of employment, a non-solicitation covenant for one year after his termination of employment, and a perpetual non-disparagement covenant.

In accordance with the terms of Mr. Rodriguez's employment agreement, the Compensation Committee of the Company's Board of Directors (the "Committee") approved the following equity compensation under the Company’s Equity Compensation Plan (the “Plan”), subject to all grant conditions being satisfied, (including shareholder approval of an amendment to increase the number of shares available for issuance under the Plan, in the case of grants (3), (4), and (5)): (1) an award of restricted stock units valued at $500,000, which shall vest ratably over three years from the grant date; (2) an award of restricted stock units valued at $166,667, which shall be fully vested on the grant date; (3) an award of restricted stock units valued at $2,000,000, which shall vest ratably over three years from the grant date; (4) an award of performance stock units valued at $2,000,000, which shall vest ratably over three years based on the achievement of certain annual performance objectives, as determined by the Committee; and (5) an award of performance stock units valued at $333,333, which shall vest ratably over two years based on the achievement of certain annual performance objectives, as determined by the Committee.

Employment Agreement with Debra DeFelice

On November 21, 2025, the Company entered into an employment agreement with Debra DeFelice, setting forth the terms and conditions of her service as the Company’s Executive Vice President, Chief Financial Officer and Treasurer. Pursuant to her employment agreement, Ms. DeFelice’s annual base salary has been increased from $450,000 to $550,000, with further increases to $600,000 on September 1, 2026, and $650,000 on September 1, 2027. The employment agreement provides that Ms. DeFelice may be eligible to receive a discretionary cash bonus of up to 60% of her annual base salary. In addition, Ms. DeFelice’s employment agreement provides that she is entitled to severance equal to six months of base salary in the event she terminates her employment for good reason or her employment is terminated by the Company without cause or due to her disability, subject to Ms. DeFelice’s execution, delivery, and non-revocation of a release of claims in favor of the Company. The employment agreement further provides that Ms. DeFelice will be subject to a non-competition covenant for six months after her termination of employment, a non-solicitation covenant for one year after her termination of employment, and a perpetual non-disparagement covenant.

In accordance with the terms of Ms. DeFelice’s employment agreement, the Committee approved the following equity compensation under the Plan, subject to all grant conditions being satisfied, (including shareholder approval of an amendment to increase the number of shares available for issuance under the Plan, in the case of grants (3), (4), and (5)): (1) an award of restricted stock units valued at $500,000, which shall vest ratably over three years from the grant date; (2) an award of restricted stock units valued at $166,667, which shall be fully vested on the grant date; (3) an award of restricted stock units valued at $500,000, which shall vest ratably over three years from the grant date; (4) an award of performance stock units valued at $500,000, which shall vest ratably over three years based on the achievement of certain annual performance objectives, as determined by the Committee; and (5) an award of performance stock units valued at $333,333, which shall vest ratably over two years based on the achievement of certain annual performance objectives, as determined by the Committee.

EXHIBIT INDEX

Exhibit	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIACO HOLDING INC.

Date:	November 25, 2025	By:	/s/ Debra DeFelice
Debra DeFelice
Executive Vice President, Chief Financial Officer and Treasurer